Exhibit 99.1

Corporate Headquarters: 1475 South Bascom Avenue, Suite 101, Campbell, CA  95008

Investor Relations Contact:	Company Contact:
Matt Selinger	Barry Cinnamon, Chief Executive Officer
Genesis Select	Westinghouse Solar
(212) 838-3777	(408) 402-9400
mselinger@genesisselect.com	bcinnamon@westinghousesolar.com

Westinghouse Solar Announces Fourth Quarter and Year-End 2010 Results

Quarterly Revenue Growth up 66% Sequentially

Transition Out of Installation Business Complete

Campbell, CA, February 17, 2011 – Akeena Solar, Inc. d/b/a Westinghouse Solar, (Nasdaq:WEST - News), a manufacturer and distributor of solar power systems, today announced its fourth quarter and full year 2010 financial results.

 “This was the first quarter that we focused exclusively on manufacturing and distributing our award-winning solar panels,” said Barry Cinnamon, CEO of Westinghouse Solar. “Our sequential revenue growth was 66% in the fourth quarter compared to the third quarter of 2010, and was more than 150% compared to the fourth quarter of 2009.  Since we started distributing the market’s first integrated AC solar panels in 2009, our network of installers has grown rapidly -- and now extends into 34 states plus Canada.  We have over 250 dealers and contractors in our network installing our AC solar panels,” continued Mr. Cinnamon.

“Looking ahead, in addition to building our distribution network, we plan to continue to broaden our product line and reduce our costs at every level.  We showcased our new, light-weight flat roof solar panel system at Solar Power 2010, which has been optimized for commercial rooftops where ordinary ballasted systems cannot be supported by the building’s structure.  With integrated wiring, grounding and racking – and a design that does not require roof penetrations – this system offers the best combination of reliability, fast installation and low total installed costs for flat commercial rooftops.

As we plan for 2011’s sales of our proprietary solar panels, we believe we have an achievable roadmap towards significantly lowering the total cost of an installed system. Our proprietary frame costs have been reduced by over 70% since we introduced the industry’s first integrated solar panel in 2007. Larger format panels will enable us to reduce frame and inverter costs further on a per watt basis. We believe that the combination of our patented technology and Westinghouse Solar branding gives us a competitive advantage in the marketplace – which with our cost reduction plans can lead us to EBITDAS breakeven in mid-2011.”

Fourth Quarter Financial Results

As a reminder, on September 10, 2010 Westinghouse Solar announced it would be expanding its distribution business to include sales of its Westinghouse Solar Power Systems directly to dealers in California, and exiting the installation business. As a result, beginning with the 2010 third quarter, the company’s installation business was reclassified in its financial statements as discontinued operations.

Revenue from continuing operations for the quarter ended December 31, 2010 was $3.6 million compared to $1.4 million in the fourth quarter of 2009 and $2.1 million in the third quarter of 2010. The year-over-year two and a half time increase in revenue is due to the growth of our distribution network.  The sequential increase in revenue is due to distribution revenue related to the transfer of panel sales for our remaining installation contracts and growth of our distribution network.  For the full year of 2010, revenue from continuing operations was $8.7 million compared to $2.0 million in 2009.

Gross profit from continuing operations for the fourth quarter of 2010 was $478,000 or 13.4% of revenue, compared to $230,000 or 16.6% of revenue for the fourth quarter of 2009, and $314,000 or 14.7% of revenue for the third quarter of 2010. The year-over-year and sequential decrease in gross margin is due to a lower average sales price in the fourth quarter of 2010 related to introductory pricing as we launched sales in the California market.

Total operating expenses for continuing operations in the fourth quarter of 2010 were $2.0 million, compared to $2.3 million for the same period last year and $2.6 million for the third quarter of 2010. The year-over-year decrease is due to lower general and administrative expenses of $601,000 partially offset by higher sales and marketing costs of $306,000. The year-over-year decline in general and administrative expenses was due to lower professional fees, reduced expenditures for recruitment and research and development and lower stock-based compensation.  The increase in sales and marketing costs reflects higher payroll and commissions, and expenditures for advertising and trade shows supporting the expansion of the distribution business.  Compared to the third quarter of 2010, the decrease in total operating expenses was due to lower general and administrative costs of $818,000 partially offset by an increase in sales and marketing expense of $209,000.  The sequential decrease in general and administrative expenses was due to lower stock-based compensation expense of $500,000 with the remaining decline due to lower expenditures for professional fees and research and development. The increase in sales and marketing costs reflects higher payroll and commissions, and expenditures for advertising and trade shows.  Stock-based compensation expense was $254,000 for the fourth quarter of 2010, compared to $349,000 for the same period of 2009 and $739,000 in the third quarter of 2010. Cash operating expenses (adjusted to exclude stock-based compensation expense and depreciation and amortization expense) were $1.7 million for the fourth quarter of 2010, compared to $1.9 million for the same period last year and $1.8 million for the third quarter of 2010.

Net loss from continuing operations for the fourth quarter of 2010 was $1.3 million, or $0.03 per share, compared to $2.2 million, or $0.06 per share, for the fourth quarter of 2009, and $2.2 million or $0.05 per share, for the third quarter of 2010.

The loss from discontinued operations was $495,000 in the fourth quarter of 2010 and $1.5 million in the same prior year period, and $4.0 million for the third quarter of 2010. The current quarter loss included an adjustment to the restructuring charge incurred during the third quarter of 2010 of $310,000 primarily related to additional non-cash inventory write-downs with the balance representing the net transition costs of exiting the installation business during the fourth quarter of 2010.

Net loss including discontinued operations was $1.8 million in the fourth quarter of 2010, or $0.04 per share, compared to a net loss including discontinued operations of $3.7 million, or $0.11 per share, in the same period last year, and a net loss including discontinued operations of $6.2 million in the third quarter of 2010, or $0.15 per share.

Full Year 2010 Financial Results

For the year ended December 31, 2010, the company reported continuing net revenue of $8.7 million, a more than four-fold increase from net revenue of $2.0 million in 2009, since the launch of our manufacturing and distribution business in the second quarter of 2009. Gross profit was $1.2 million, or 14.4% of revenue in 2010, compared to $295,000, or 14.8% of revenue in 2009.  The year-over-year decrease in gross margin reflects lower average system prices partially offset by lower panel prices and lower component costs.

Operating expenses were $9.7 million in 2010 compared to $8.7 million in 2009. Stock-based compensation was $1.8 million in both 2010 and 2009. Cash operating expenses in 2010 (adjusted for stock-based compensation expense and depreciation and amortization expense) were $7.7 million in 2010 compared to $6.7 million in 2009. The increase in cash operating expenses reflect higher sales and marketing costs of $806,000 supporting the increased revenue and higher general and administrative costs of $189,000.

Net loss from continuing operations for 2010 was $6.4 million, or $0.16 per share, compared to a net loss of $10.9 million, or $0.33 per share in 2009. The net loss includes a $2.0 million favorable non-cash adjustment to the fair value of common stock warrants in 2010 and a $2.5 million non-cash charge to the fair value of common stock warrants in 2009. Excluding the impact of the adjustments in both years, net loss per share in 2010 and 2009 would have been $0.21 and $0.25, respectively. Net loss including discontinued operations was $12.9 million for 2010, or $0.32 per share, compared to a net loss including discontinued operations of $15.8 million, or $0.48 per share, in 2009.

Cash and cash equivalents (including restricted cash) at December 31, 2010 were $1.1 million. There was a $540,000 balance drawn on the Company’s $1.0 million cash-backed line of credit at the end of the quarter. Common shares outstanding as of December 31, 2010 were 45.8 million compared to 36.4 million at December 31, 2009 and 41.2 million at September 30, 2010.

The number of employees at the end of the fourth quarter of 2010 declined to 39 full time equivalents, compared to 157 at December 31, 2009 and 103 at September 30, 2010 as a result of the company’s decision to exit the installation business.

Outlook

The company anticipates revenue for 2011 to be in the range of $25 to $30 million, with seasonally stronger results in the second and third quarters, and lower results in the first quarter due to weather conditions in certain markets.  The company's plan is to achieve cash flow breakeven at $9 million of quarterly revenue in mid-2011. The quarterly cash operating expense run rate for the ongoing distribution business during 2011 is expected to be approximately $1.5 million.

Conference Call Information
Westinghouse Solar will host an earnings conference call at 11:00 a.m. PT (2:00 p.m. ET) today to discuss its fourth quarter 2010 and year end earnings results.   To access the live call, please dial 877-393-9062 and for international callers dial 678-894-3023 approximately 10 minutes prior to the start of the conference call.  The conference ID is 42070225. The call is also being webcast and can be accessed from the “Investor Relations” section of the company’s website at www.westinghousesolar.com.  A replay of the call will be available via telephone for one week, beginning two hours after the call.   To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. The conference ID code is the same as above.   The webcast will be archived on the company’s website for 90 days at www.westinghousesolar.com.

About Akeena Solar, Inc. d/b/a Westinghouse Solar

Westinghouse Solar is a manufacturer and distributor of solar power systems. Award winning Westinghouse Solar Power Systems provide the best combination of safety, performance and reliability, while backed by the proven quality of the Westinghouse name. For more information on Westinghouse Solar, visit www.westinghousesolar.com.

The Westinghouse Solar logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7801.

Safe Harbor
Statements made in this release that are not historical in nature, including those related to future revenue, revenue growth, operating expense rates, transition expenses, and achievement of cashflow and EBITDAS breakeven and profitability, and product offerings and cost reductions in future periods, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “projects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the inherent uncertainty of future financial results, additional capital financing requirements, development of new products by us or our competitors, the effectiveness, profitability, and marketability of such products, our ability to protect proprietary rights and information, the impact of current, pending, or future legislation, regulation and incentive programs on the solar power industry, the impact of competitive products or pricing, technological changes, the our ability to identify and successfully acquire and grow distribution customers, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

AKEENA SOLAR, INC. (d/b/a WESTINGHOUSE SOLAR)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net sales	$3,556,734	$1,387,788	$8,653,390	$1,992,261
Cost of sales	3,078,433	1,157,934	7,403,637	1,697,608
Gross profit	478,301	229,854	1,249,753	294,653
Operating expenses
Sales and marketing	476,834	171,123	1,182,444	288,631
General and administrative	1,503,713	2,104,558	8,536,187	8,382,996
Total operating expenses	1,980,547	2,275,681	9,718,631	8,671,627
Loss from operations	(1,502,246)	(2,045,827)	(8,468,878)	(8,376,974)
Other income (expense)
Interest income (expense), net	(4,714)	12,004	(4,638)	(34,353)
Adjustment to the Fair Value of Common Stock Warrants	162,377	(168,036)	2,039,136	(2,488,203)
Total other income (expense)	157,663	(156,032)	2,034,498	(2,522,556)
Loss before provision for income taxes and discontinued operations	(1,344,583)	(2,201,859)	(6,434,380)	(10,899,530)
Provision for income taxes	—	—	—	—
Net loss from continuing operations	$(1,344,583)	$(2,201,859)	$(6,434,380)	$(10,899,530)
Loss from operations of discontinued component, net of tax	(495,086)	(1,473,867)	(6,489,698)	(4,945,332)
Net loss	$(1,839,669)	$(3,675,726)	$(12,924,078)	$(15,844,862)

Net loss per share from continuing operations attributable to common shareholders (basic and diluted)	$(0.03)	$(0.06)	$(0.16)	$(0.33)

Net loss per share from discontinued operations attributable to common shareholders (basic and diluted)	$(0.01)	$(0.04)	$(0.16)	$(0.14)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.04)	$(0.11)	$(0.32)	$(0.46)

Weighted average shares used in computing loss per common share: (basic and diluted)	44,712,993	34,217,016	39,813,873	32,154,674

AKEENA SOLAR, INC. (d/b/a WESTINGHOUSE SOLAR)
CONDENSED CONSOLIDATED BALANCE SHEETS

	2010	2009
Assets
Current assets:
Cash and cash equivalents	$596,046	$5,804,458
Restricted cash	540,250	—
Accounts receivable, net	912,588	173,501
Other receivables	15,864	16,406
Inventory, net	4,222,800	4,433,825
Prepaid expenses and other current assets, net	786,653	419,537
Assets of discontinued operations	618,204	5,280,551
Assets held for sale	290,051	2,132,772
Total current assets	7,982,456	18,261,050
Property and equipment, net	334,864	173,471
Other assets, net	426,492	100,894
Long term assets of discontinued operations	21,724	48,906
Total assets	$8,765,536	$18,584,321

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,483,180	$3,930,890
Accrued liabilities	607,823	398,452
Accrued warranty	51,860	8,404
Common stock warrant liability	285,673	2,536,402
Credit facility	540,250	—
Note payable	136,816	—
Liabilities of discontinued operations	1,623,927	3,222,848
Total current liabilities	4,729,529	10,096,996
Long-term liabilities of discontinued operations	87,088	375,015
Total liabilities	4,816,617	10,472,011

Commitments, contingencies and subsequent events

Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 45,770,824 and 36,406,944 shares issued and outstanding at December 31, 2010 and 2009, respectively	45,771	36,407
Additional paid-in capital	68,648,876	59,897,553
Accumulated deficit	(64,745,728)	(51,821,650)
Total stockholders’ equity	3,948,919	8,112,310
Total liabilities and stockholders’ equity	$8,765,536	$18,584,321